Exhibit 3.3

ARTICLES OF ASSOCIATION

of:
AGCO International Holdings B.V.
with corporate seat in Grubbenvorst
dated 23 December 2008

Article 1.	Name. Corporate seat.

The name of the company is: AGCO International Holdings B.V.

Its corporate seat is in Grubbenvorst.

Article 2.	Objects.

The objects of the company are to participate in, to take an interest in any other way in, to conduct the management of other business enterprises of whatever nature, furthermore to finance third parties, in any way to provide security or undertake the obligations of third parties and finally all activities which are incidental to or which may be conducive to any of the foregoing.

Article 3.	Share capital and shares.

3.1.	The authorised share capital of the company amounts to fifty thousand euro (EUR 50,000). It is divided into fifty thousand (50,000) shares of one euro (EUR 1) each.

3.2.	The shares shall be in registered form and shall be numbered consecutively from 1 onwards.

3.3.	No share certificates shall be issued.

3.4.	The company may grant loans for the purpose of a subscription for or an acquisition of shares in its share capital subject to any applicable statutory provisions. A resolution by the managing board to grant a loan as referred to in the preceding sentence shall be subject to the approval of the general meeting of shareholders (the “general meeting”).

Article 4.	Issue of shares.

4.1.	Shares shall be issued pursuant to a resolution of the general meeting; the general meeting shall determine the price and further terms and conditions of the issue.

4.2.	Shares shall never be issued at a price below par.

4.3.	Shares shall be issued by notarial deed in accordance with section 2:196 of the Civil Code.

4.4.	Shareholders have no pre-emptive rights upon an issue of shares or upon a grant of rights to subscribe for shares.

4.5.	The company is not authorised to cooperate in the issue of depositary receipts for shares.

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Article 5.	Payment for shares.

5.1.	Shares shall only be issued against payment in full.

5.2.	Payment must be made in cash to the extent that no alternative contribution has been agreed.

5.3.	Payment in cash may be made in a foreign currency, subject to the company’s consent.

Article 6.	Acquisition and disposal of shares.

6.1.	Subject to authorisation by the general meeting and subject to the applicable statutory provisions, the managing board may cause the company to acquire fully paid up shares in its own share capital for a consideration.

6.2.	Article 4 paragraph 1 shall equally apply to the disposal by the company of shares acquired in its own share capital. A resolution to dispose of such shares shall be deemed to include the approval as referred to in section 2:195 subsection 4 of the Civil Code.

Article 7.	Shareholders register.

7.1.	The managing board shall maintain a shareholders register in accordance with the relevant statutory requirements.

7.2.	The managing board shall make the register available at the office of the company for inspection by the shareholders.

Article 8.	Notices of meetings and notifications.

8.1.	Notices of meetings to shareholders shall be sent to the addresses stated in the shareholders register.

8.2.	Notifications to the managing board shall be sent to the office of the company or to the addresses of all managing directors.

8.3.	Notices of meetings and notifications by means of a legible and reproducible electronic communication shall be sent to the address that has been provided for that purpose.

Article 9.	Transfer of shares.

Any transfer of shares shall be effected by notarial deed, in accordance with section 2:196 of the Civil Code.

Article 10.	Restrictions on the transfer of shares.

10.1.	A transfer of shares in the company - not including a disposal by the company of shares which it has acquired in its own share capital - may only be effected with due observance of paragraphs 2 through 7.

10.2.	A shareholder who wishes to transfer one or more shares shall require the approval of the general meeting.

10.3.	The transfer must be effected within three months after the approval has been granted or is deemed to have been granted.

10.4.	The approval shall be deemed to have been granted if the general meeting, simultaneously with the refusal to grant its approval, does not provide the requesting shareholder with the names of one or more interested parties who are prepared to purchase all of the shares referred to in the request for approval against payment in cash, at the purchase price determined in accordance with paragraph 5; the company itself can only be designated as interested party with the approval of the requesting shareholder.

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The approval shall likewise be deemed granted if the general meeting has not made a decision in respect of the request for approval within six weeks of its receipt.

10.5.	The requesting shareholder and the interested parties accepted by him shall determine the purchase price referred to in paragraph 4 by mutual agreement.

Failing agreement, the purchase price shall be determined by an independent expert, to be designated by mutual agreement between the managing board and the requesting shareholder.

10.6.	Should the managing board and the requesting shareholder fail to reach agreement on the designation of the independent expert, such designation shall be made by the President of the Chamber of Commerce and Industry which is competent to register the company in the trade register.

10.7.	Once the purchase price of the shares has been determined by the independent expert, the requesting shareholder shall be free, for a period of one month after the determination of the purchase price, to decide whether he will transfer his shares to the designated interested parties.

Article 11.	Management.

11.1.	The company shall be managed by a managing board, consisting of one or more managing directors. The general meeting shall determine the number of managing directors.

A legal entity may be appointed as a managing director.

11.2.	Managing directors shall be appointed by the general meeting. The general meeting may at any time suspend and dismiss managing directors.

11.3.	The general meeting shall determine the remuneration and other terms and conditions which apply to the managing directors.

11.4.	In the event that one or more managing directors is prevented from acting or in the case of a vacancy or vacancies for one or more managing directors, the remaining managing directors or the only remaining managing director shall temporarily be in charge of the management.

In the event that all managing directors are or the only managing director is prevented from acting or there are vacancies for all managing directors or there is a vacancy for the only managing director, the person designated or to be designated for that purpose by the general meeting shall temporarily be in charge of the management.

In the case of a vacancy for a managing director the person referred to in the preceding sentence shall as soon as possible take the necessary measures to make a definitive arrangement.

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Article 12.	Resolutions by the managing board.

12.1.	With due observance of these articles of association, the managing board may adopt rules governing its internal proceedings. Furthermore the managing directors may divide their duties among themselves, whether or not by rule.

12.2.	The managing board shall meet whenever a managing director so requires. The managing board meetings are held in the Netherlands. The managing board shall adopt its resolutions by an absolute majority of votes cast.

In a tie vote, the general meeting shall decide.

12.3.	Meetings may be held through telecommunication means, such as by telephone conference or videoconference, provided all managing directors agree with meeting in such way and all managing directors can simultaneously hear, and as the case may be, see each other.

12.4.	The managing board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing or by legible and reproducible electronic communications and all managing directors have expressed themselves in favour of the proposal concerned.

12.5.	The managing board shall adhere to the instructions of the general meeting in respect of the general financial, social, economic and personnel policies to be pursued by the company as well as the policies in the following matters: marketing, environment and long-term association.

12.6.	The general meeting may adopt resolutions pursuant to which clearly specified resolutions of the managing board require its approval.

Article 13.	Representation. Autnorisea signatories.

13.1.	The managing board is authorised to represent the company. In the event that more than one managing director is in office, the company may also be represented by two managing directors acting jointly.

13.2.	If a managing director, acting in his personal capacity, enters into an agreement with the company or conducts any litigation against the company, the company may, with due observance of the provisions of the first paragraph, be represented in that matter either by the other managing directors, unless the general meeting designates a person for that purpose or the law provides for the designation in a different manner. Such person may also be the managing director in respect of whom there is a conflict of interest. If a managing director has a conflict of interest with the company other than as referred to in the first sentence of this paragraph, he as well as the managing board or the other managing directors shall have the power to represent the company, with due observance of the provisions of the first paragraph.

13.3.	The managing board may grant to one or more persons, whether or not employed by the company, the power to represent the company (“procuratie”) or grant in a different manner the power to represent the company on a continuing basis. The managing board may also grant such titles as it may determine to the persons referred to in the preceding sentence as well as to other persons, but only if they are employed by the company.

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Article 14.	General meetings.

14.1.	The annual general meeting shall be held within six months after the end of the financial year.

14.2.	The agenda for this meeting shall in any case include the adoption of the annual accounts, the allocation of profits and the discharge of managing directors from liability for their management over the last financial year, unless the period for preparation of the annual accounts has been extended.

At this general meeting any other items which have been put on the agenda in accordance with paragraphs 5 and 6 shall be discussed.

14.3.	A general meeting shall be convened whenever the managing board or a shareholder considers this appropriate.

14.4.	General meetings shall be held in the municipality where the company has its corporate seat.

Resolutions adopted at a general meeting held elsewhere shall be valid only if the entire issued share capital is represented.

14.5.	Shareholders shall be given notice of the general meeting by the managing board, by a managing director or by a shareholder. The notice shall specify the items to be discussed.

14.6.	Notice shall be given not later than on the fifteenth day prior to the date of the meeting. If the notice period was shorter or if no notice was sent, no valid resolutions may be adopted unless the resolution is adopted by unanimous vote at a meeting at which the entire issued share capital is represented.

The preceding sentence shall equally apply to matters which have not been mentioned in the notice of the meeting or in a supplementary notice sent with due observance of the notice period.

14.7.	The general meeting shall appoint its chairman. The chairman shall designate the secretary.

14.8.	Minutes shall be kept of the business transacted at a meeting.

Article 15.	Voting rights of shareholders.

15.1.	Each share confers the right to cast one vote.

The voting rights attached to shares may not be conferred on holders of a right of usufruct and holders of a right of pledge on those shares.

Managing directors as such have an advisory vote at the general meetings.

15.2.	Shareholders may be represented at a meeting by a proxy authorised in writing.

15.3.	Resolutions shall be adopted by an absolute majority of the votes cast.

15.4.	Each shareholder is, either in person or by a proxy authorised in writing, entitled to participate in a general meeting, to address the meeting and to exercise his voting rights by electronic means of communication. To do so he must be able to participate in the deliberations through the electronic means of communication. The managing board may with the consent of the general meeting attach conditions to the use of the electronic means of communication. The notice of the meeting shall set out these conditions or state where they can be consulted.

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15.5.	For the purposes of paragraphs 2 and 4, the requirement of written form shall also be met if the proxy has been recorded electronically.

15.6.	Shareholders may adopt any resolutions which they could adopt at a meeting, without holding a meeting. The managing directors are given the opportunity to advise regarding such resolution, unless in the circumstances it is unacceptable according to criteria of reasonableness and fairness to give such opportunity.

A resolution to be adopted without holding a meeting shall only be valid if all shareholders entitled to vote have cast their votes in writing or by legible and reproducible electronic communications in favour of the proposal concerned.

Those shareholders shall forthwith notify the managing board of the resolution so adopted.

Article 16.	Financial year. Annual accounts

16.1.	The financial year shall coincide with the calendar year.

16.2.	Annually, within five months after the end of each financial year - save where this period is extended by a maximum of six months by the general meeting on the basis of special circumstances - the managing board shall prepare annual accounts and shall make these available at the office of the company for inspection by the shareholders. The annual accounts shall be accompanied by the auditor’s certificate, referred to in article 17, if the instructions referred to in that article have been given, by the annual report, unless section 2:391 of the Civil Code does not apply to the company, and by the additional information referred to in section 2:392 subsection 1 of the Civil Code, insofar as the provisions of that subsection apply to the company.

The annual accounts shall be signed by all managing directors. If the signature of one or more of them is lacking, this shall be disclosed, stating the reasons thereof.

Article 17.	Auditor.

The company may instruct an auditor as referred to in section 2:393 of the Civil Code, to audit the annual accounts prepared by the managing board in accordance with subsection 3 of that section, provided however that the company must give such instructions if the law so requires.

If the law does not require that the instructions mentioned in the preceding sentence be given, the company may also instruct another expert to audit the annual accounts prepared by the managing board; such expert is hereinafter also be referred to as auditor.

The general meeting shall be authorised to give the instructions referred to above. If the general meeting fails to give the instructions, the managing board shall be authorised to do so.

The instructions given to the auditor may be revoked at any time by the general meeting or by the managing board if it has given the instructions.

The auditor shall report on his audit to the managing board and shall issue a certificate containing the results of the audit.

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Article 18.	Profit and loss.

18.1.	Distribution of profits pursuant to this article shall take place after the adoption of the annual accounts which show that the distribution is allowed.

18.2.	The profits shall be at the free disposal of the general meeting.

18.3.	The company may only make distributions to shareholders and other persons entitled to distributable profits to the extent that its shareholders’ equity exceeds the sum of its issued share capital and the reserves to be maintained by law.

18.4.	A loss may be set off against the reserves to be maintained by law only to the extent permitted by law.

18.5.	Shares which the company holds in its own share capital shall not be taken into account for the purpose of determining how the amount to be distributed on shares is to be divided.

Article 19.	Distribution of profits.

19.1.	Dividends shall be due and payable four weeks after they have been declared, unless the general meeting determines another date on the proposal of the managing board.

19.2.	The general meeting may resolve that dividends shall be distributed in whole or in part in a form other than cash.

19.3.	Without prejudice to article 18 paragraph 3 the general meeting may resolve to distribute all or any part of the reserves.

19.4.	Without prejudice to article 18 paragraph 3 interim distributions shall be made if the general meeting so determines on the proposal of the managing board.

Article 20.	Liquidation.

20.1.	If the company is dissolved pursuant to a resolution of the general meeting, the managing directors shall become the liquidators of its property, if and to the extent that the general meeting shall not appoint one or more other liquidators.

20.2.	After the company has ceased to exist, its books, records and other data carriers shall remain in the custody of the person designated for that purpose by the liquidators for a period of seven years.